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                                   EXHIBIT 23

                          INDEPENDENT AUDITOR'S CONSENT


The Plan Administrators
Waddell & Reed Financial, Inc. Savings
  and Investment Plan:

We consent to incorporation by reference in the Registration Statements (Form S-8 No. 333-47567 and Form S-8 No. 333-69897) of Waddell & Reed Financial, Inc. Savings and Investment Plan of our report dated May 21, 1999, relating to the statements of net assets available for benefits of the Waddell & Reed Financial, Inc. Savings and Investment Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this Annual Report on Form 11-K for the year ended December 31, 1998.

                                       /s/ KPMG LLP


Kansas City, Missouri
June 25, 1999